Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

          Alliance Bank, N.A. is a wholly owned subsidiary of Alliance Financial Corporation and is a national banking association organized under the laws of the United States.

          Alliance Financial Capital Trust I is a wholly owned subsidiary of Alliance Financial Corporation and is organized under the laws of the State of Delaware.

          Alliance Preferred Funding Corp. is a substantially wholly owned subsidiary of Alliance Bank, N.A. and is organized under the laws of the State of Delaware.

          Alliance Leasing, Inc. is a wholly owned subsidiary of Alliance Bank, N.A. and is organized under the laws of the State of New York.

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